Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-204839) pertaining to The Laclede Gas Company - Missouri Gas Energy Wage Savings Plan, of our report dated July 1, 2015, on our audit of the statement of net assets available for benefits of The Laclede Gas Company - Missouri Gas Energy Wage Savings Plan as of December 31, 2014, and the related statement of changes in net assets available for benefits for the year ended December 31, 2014, which report appears in the December 31, 2014, annual report on Form 11-K of The Laclede Gas Company - Missouri Gas Energy Wage Savings Plan.

July 1, 2015